Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181854 and 333-177799) of Groupon, Inc. of our reports dated December 23, 2013 relating to the financial statements of LivingSocial Korea, Inc. and Ticket Monster Inc., which appear in the Current Report on Form 8-K of Groupon, Inc. dated January 2, 2014.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
January 2, 2014